                                                                                        Exhibit 99.2

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

General Maritime Corporation Declares Special Cash
Dividend of $15.00 Per Share

Announces Fixed Dividend Policy of $2.00 Annually Per Share

NEW YORK - February 21, 2007 - General Maritime Corporation (NYSE: GMR) today announced the Company's Board of Directors has declared a special one-time cash dividend of $15.00 per share. The dividend will be paid on or about March 23, 2007 to shareholders of record as of March 9, 2007. The Company also announced that its Board of Directors has revised its quarterly dividend policy and established a regular quarterly dividend target of $0.50 per quarter, starting with the first quarter of 2007.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, stated, “We are pleased to achieve another major milestone for our shareholders. The $15.00 per share special dividend, which stems from our past history of entering into strategic transactions, highlights our continued success with unlocking significant shareholder value. In addition, our decision to establish a fixed dividend target of $0.50 per quarter or $2.00 per year beginning with 2007, which is supported by our significant time charter coverage, demonstrates our intention to pay sizeable dividends throughout the year.”

Under General Maritime's new dividend policy, the Company intends to declare quarterly dividends with a target amount of $0.50 per share in May, August and November and February of each year. The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

Mr. Georgiopoulos concluded, “Through the combination of our $15.00 per share special dividend, cumulative dividends of $8.28 per share that we have declared to date and the repurchase of approximately 6.8 million shares under our stock buy-back programs, General Maritime has returned close to $1.0 billion to its shareholders since May of 2005 and unlocked substantial shareholder value. Going forward, we remain committed to achieving this important objective. To this end, we plan to draw upon our history of consolidation success to seek opportunities to capitalize on accretive acquisitions that meet our strict return criteria. We believe our considerable financial strength, including available funds under our amended $900 million secured credit facility of approximately $400 million following the distribution of our special dividend, provides our Company with the potential to acquire assets in excess of $1 billion in market value. At the same time we pursue our growth strategy, we intend to distribute significant dividends, and to continue our share repurchase program.”

Federal Tax Rule

General Maritime believes that under current law dividend payments from earnings and profits will constitute "qualified dividend income" and will be subject to a 15% United States federal income tax rate with respect to non-corporate shareholders who satisfy certain holding period requirements. Distributions in excess of the Company's earnings and profits will be treated first as a non-taxable return of capital, to the extent of a United States stockholder's tax basis in its common stock on a dollar-for-dollar basis, and thereafter as a capital gain.

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 21 tankers - 10 Aframax, 9 Suezmax tankers and 2 Suezmax newbuilding contracts - with a carrying capacity of approximately 2.6 million dwt.

Other Information

The Company’s ability to pay dividends will be subject to applicable provisions of Marshall Islands law. The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the Company's financial performance. There can be no assurance that the Company's future dividends will in fact be equal or similar to the amounts described in this press release. The Company's dividend policy may be changed at any time, and from time to time by the Board of Directors. For further information, please see Item 8.01 of the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on the date hereof.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: a material decline in rates in the tanker market; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); limitations on share repurchases in the Company’s 2005 credit facility; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2005 and its subsequent reports on Form 10-Q and Form 8-K. Share repurchases may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice. Repurchases will be subject to the restrictions under the Company's existing credit facility. The Board will periodically review the program.